Exbibit 3.1

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

(PROFIT)

GREENESTONE HEALTHCARE CORPORATION

(FILE 19931034540)

The Articles of Incorporation are hereby amended by deleting in their entirety the introductory paragraph of ARTICLE IV CAPITAL and Section 1 of ARTICLE IV and inserting in their place the following language:

ARTICLE IV

CAPITAL

The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is Five-Hundred and Thirteen Million (513,000,000) shares, consisting of (i) Five-Hundred Million (500,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”); (ii) Three Million (3,000,000) Series A Convertible Preferred Stock, par value $1.00 per share (the “Convertible Preferred Stock”); and (iii) Ten Million (10,000,000) shares of Series B Preferred Stock, par value $0.01 per share (“Series B Convertible Preferred Stock”) No share shall be issued until it has been paid for, and it shall thereafter be non-assessable. Each class of stock shall have the following preferences, conversion and other rights, restrictions, voting powers, limitations as to dividends, and qualifications:

1.                 The Corporation’s board of directors (the “board of directors”) shall have the authority to designate such additional classes of capital stock as the Corporation’s board of directors deems necessary by filing an amendment to these articles of incorporation.

The Articles of Incorporation are hereby further amended by deleting in its entirety paragraph 6 of ARTICLE IV CAPITAL and inserting in its place the following language:

6.                The holders of Series B Convertible Preferred Stock shall have the following preferences, conversion and other rights, restrictions, voting powers, limitations as to dividends, and qualifications:

(a)               Subject to and in compliance with the provisions of this Section 6, each share of Series B Convertible Preferred Stock may be converted at the

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option of the holder into ten (10) shares of Common Stock (a “Conversion”) at any time after such date that is six months (6) after the date of original issuance of such shares of Series B Convertible Preferred Stock (a “Conversion Event”), subject to such further conditions as the board of directors may establish at its sole discretion.

(b)               Prior to Conversion, a holder of a share of Series B Convertible Preferred Stock shall not be entitled to a vote with respect to such share on any matter with respect to which the holders of Common Stock are entitled to vote. Prior to Conversion, the Series B Convertible Preferred Stock shall not participate in the profits and losses of the Corporation, shall not be entitled to any dividends, and shall not share in the proceeds of any liquidation of assets of the Corporation.

(c)                Upon a Conversion Event, and subject to such further conditions as the board of directors may establish from time to time, a holder of Series B Convertible Preferred Stock wishing to exercise such holder’s conversion rights shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. The certificate for the corresponding number of shares of Common Stock shall be issued in the name of the holder of the Series B Preferred Stock exercising the conversion rights and shall not be transferable upon Conversion, except as the board of directors may otherwise permit at its sole discretion. The certificate or certificates for shares of Series B Convertible Preferred Stock surrendered for Conversion shall be accompanied by a proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series B Convertible Preferred Stock being converted shall be the “Conversion Date.” Such Conversion shall be deemed to be have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of a holder of the converted shares of Series B Convertible Preferred Stock shall cease and such person shall be deemed to have become the holder of record of the shares of Common Stock issuable upon such Conversion.

(d)               In the event that some but not all of the shares of Series Convertible Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new

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certificate representing the number of shares of Series B Convertible Preferred Stock which were not converted.

(e)                The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purpose.

(f)                 No share or shares of Series B Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Convertible Preferred Stock accordingly.

GREENESTONE HEALTHCARE CORPORATION

Date: March 25, 2013	By:	/s/ Shawn E. Leon
Name: Shawn E. Leon
Title: Chief Executive Officer

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